EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                Nine Months and Quarter Ended September 27, 1998

(Thousands of Dollars)



                                                      Nine
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $ 74,576         61,330
  Add:
    Fixed charges                                    31,635         15,381
    Income taxes                                     35,095         28,271
                                                    -------        -------
      Total                                        $141,306        104,982
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                       $  3,985          3,985
  Other interest charges                             16,051          7,323
  Amortization of debt expense                           45             45

  Rental expense representative
   of interest factor                                11,554          4,028
                                                    -------        -------
      Total                                        $ 31,635         15,381
                                                    =======        =======

Ratio of earnings to fixed charges                     4.47           6.83
                                                    =======        =======